Exhibit 10.4
RIATA ENERGY, INC.
WELL PARTICIPATION PROGRAM
     1. Purpose This Well Participation Program (the “Program”) has been adopted by the Board of Directors of Riata Energy, Inc. (the “Company”) and is intended to foster and promote the development and execution of the Company’s business by: (a) retaining and motivating the principal executive officers of the Company, Tom L. Ward and Malone Mitchell 3rd (the “Executives”); (b) aligning the financial rewards and risks of the Executives with the Company more effectively than overriding royalty, carried interest or other performance incentive programs maintained by many of the Company’s peers; and (c) imposing on the Executives the same risk incurred by the Company in its core operations.
     2. Effective Date. The Program will be effective on June 8, 2006 (the “Effective Date”). The Board of Directors will have the right to terminate the Program after December 31, 2016 by providing written notice of termination to the Executives at least one year before the effective date of such termination.
     3. Administration. The Program will be administered and interpreted by the Board of Directors of the Company or a Compensation Committee thereof (the “Committee”). The Committee will have the power to: (1) employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee; (2) to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Program as the Committee may deem necessary or advisable for the administration of the Program; and (3) take any and all action the Committee deems necessary or advisable for the proper operation or administration of the Program. The Committee’s interpretations of this Program or any instruments executed in connection with the Program and all decisions and determinations by the Committee with respect thereto will be final, binding and conclusive on all parties.
     4. Well Participation. Each Executive will be permitted to acquire and agrees to acquire an interest in the governmental, spacing or production unit for each Program Well (as hereafter defined) spudded during a Participation Period (as hereafter defined) equal to the Minimum Participation (as hereafter defined). The term “Program Well” means any new well in which any of the Company Entities (as hereafter defined) participates as a working interest owner but expressly excludes: (a) any well in which the Company Entities own an interest and has not elected to participate as a working interest owner with respect to such interest; (b) any well which constitutes a re-entry of an existing producing well; (c) any well drilled in a multi-unit secondary or tertiary recovery unit in which the Executives do not already have a working interest by virtue of participation in a well or well(s) that have been combined into the unit; (d) any other wells which the Company reasonably determines the Executives should not participate in given the objectives of the Program; and (e) any other well subject to a preferential right to purchase or other contractual restriction that would limit the Company’s ability to transfer an interest to the Executives. The Company will provide a semi-annual report regarding the Program to the Committee.
     5. Participation Election. On or before the date which is thirty (30) days before the first (1st) day of each Participation Period, each Executive will provide written notice to the Committee of such Executive’s election to participate in Program Wells during the succeeding

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Participation Period and the percentage working interest which the Executive proposes to participate with during such Participation Period (the “Acquisition Percentage”). Notwithstanding anything herein to the contrary, the Acquisition Percentage for any Participation Period may not exceed three percent (3.0%) on an eight-eighths (8/8) basis for Tom L. Ward and two percent (2.0%) on an eight-eighths (8/8) basis for Malone Mitchell 3rd. If prior to the date specified herein, an Executive fails to provide notice of such Executive’s election to participate or the Acquisition Percentage for such Participation Period, the amount of the Acquisition Percentage for such Participation Period will be deemed to be equal to the Acquisition Percentage for the immediately preceding Participation Period. The initial Participation Period will run from the Effective Date until December 31, 2006.
     6. Amount of Participation. On an election to participate and the designation of the Acquisition Percentage for a Participation Period in accordance with this Program, the Executive will be deemed to have elected to participate in each Program Well spudded during the applicable Participation Period with a working interest equal to the greater of the following determined on a well-by-well basis (the “Minimum Participation”): (a) the Acquisition Percentage for such Program Well (as adjusted for any well under paragraph 6.2 of this Program); or (b) the prior interest owned by the Executive in the drilling unit for such Program Well.
     6.1 Interest Assigned. If the foregoing clause (a) is applicable to a Program Well, the Company will assign or allocate to the Executive a unit working interest in the Program Well sufficient to cause such Executive’s combined interest in such Program Well to equal the Acquisition Percentage (including in such computation any prior interests owned by the Executive). If the foregoing clause (b) is applicable because the Executive’s prior interest in the well exceeds the Acquisition Percentage, the Company will not assign or allocate any interest in the Program Well. The interest to be assigned or allocated under this paragraph to cause the Executive’s participation in a Program Well to be equal to the Acquisition Percentage will be derived proportionately from all the interests owned by the Company Entities in the Program Well (including non-consenting interests, back-in interests, leased royalty interests, overriding royalty interests or other similar interests) so that the total interest in the Program Well assigned or allocated to the Executive is substantially similar to the interests retained by the Company Entities. The Executive’s prior interests in a Program Well for purposes of this paragraph expressly includes any interests owned by the Executive or the Executive’s Affiliates in the unit for such Program Well.
     6.2 Minimum Company Participation. If the interests to be assigned or allocated to the Executives under this Program in a specific Program Well causes the aggregate working interest of the Company Entities (determined after consideration of any carried or reversionary interests) on the spud date for such Program Well to be less than twelve and one-half percent (12.5%) on an eight-eighths (8/8ths) basis, then the Acquisition Percentage for that Program Well will be equal to zero and neither Executive will be entitled to participate in such Program Well, except with respect to prior interests in such Program Well owned by the Executive or the Executive Affiliates.

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     7. Conditions of Participation. Each Executive’s participation in the Program is independent of the other Executive’s participation in the Program. An Executive’s Acquisition Percentage cannot be changed during any Participation Period without the prior approval of the Committee. Any participation by the Executive under this Program is conditioned on the Executive’s participation in each Program Well spudded during such Participation Period in an amount equal to the Minimum Participation. Each Executive hereby: (a) agrees to execute and deliver any documents reasonably requested by the Company in connection with the Program, including, but not limited to a joint operating agreement in the Company’s customary form and providing for general and administrative well overhead fees customarily charged by the Company; (b) appoints the Company as such Executive’s agent and attorney-in-fact to execute and deliver such documents if such Executive fails or refuses to execute such documents; (c) agrees to pay all joint interest billings immediately on receipt of the Company’s invoice issued by the Company in the ordinary conduct of its business; and (d) agrees to prepay to the Company amounts attributable to the Executive’s interest in a Program Well operated by a third party to the extent that a Company Entity is required to prepay any costs in connection with such Program Well.
     8. Well Charges. The amount to be paid by each Executive for the acreage to be assigned in connection with the participation in the Program Wells during a Participation Period will be computed as of the first day of such Participation Period and will be equal to the following amount computed on a per acre basis: (a) all direct third party costs and relevant allocable costs of exploration wells, if any, paid by the Company Entities and capitalized in the appropriate accounting pool in accordance with the Corporation’s accounting procedures (including capitalized interest, leasehold payments, acquisition costs, landman charges and seismic charges); divided by (b) the acreage in the applicable pool. The acreage charge amount will be recomputed as of the first day of each Participation Period by the Company and submitted to the Committee for approval. All other costs for Program Wells will be billed in accordance with the Company’s accounting procedures applicable to third party participants pursuant to any applicable joint operating agreement or exploration agreement relating to a particular Program Well. Notwithstanding anything herein to the contrary, in each case the Executive’s participation in a Program Well will be on no better terms than the terms agreed to by unaffiliated third party participants in connection with the participation in such Program Well or similar wells operated by the Company Entities.
     9. Definitions. For purposes of this Agreement, the term:
     (1) “Participation Period” means the period commencing on the first (1st) day of each January (except for the initial Participation Period which will commence on the Effective Date) and ending on the earlier of (i) December 31 of such year; and (ii) the termination of the Executive’s employment with the Company for any reason;
     (2) “Company Entities” means the Company, any affiliate or successor to the Company, any entity which controls, subsequently owns or is under common control with the Company and any subsidiary corporation, partnership, limited liability company or other entity owned by, controlled by or under common control with any of the foregoing (whether direct or indirect); and

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     (3) “Executive Affiliate” means TLW Investments, Inc., an Oklahoma corporation, with respect to Tom L. Ward and Duet 8, L.P. with respect to Malone Mitchell 3rd, and any entity owned solely by such Executive and such Executive’s immediate family members designated as a Executive Affiliate in writing and approved by the Committee.
     10. General. The following additional terms apply:
     10.1 Amendment or Termination of Program. The Board may suspend or terminate this Program at any time after December 31, 2016 and after providing a minimum of one (1) year’s prior written notice to the Executives of the Board’s intentions.
     10.2 Nonassignability. The right to participate in the Program can only be assigned by a Executive to a Executive Affiliate designated as such in accordance with this Program. This Program does not limit the sale, mortgage, gift or assignment by a Executive of an interest in a Program Well once the interest has been assigned of record by the Company Entities.
     10.3 Right to Continued Employment. Participation in this Program will not give any Executive any right to remain in the employ of or continue serving as a director of the Company or any Company Entity.
     10.4 Reliance on Reports. Each member of the Committee and each member of the Board may rely and act in good faith on any report made by the independent public accountants of any Company Entity and on any other information furnished in connection with the Program by any person or persons other than the Executives. In no event will any person who is or will have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken or failure to act if such person acted in good faith.
     10.5 Titles. The titles and headings of the paragraphs in this Program are for convenience of reference only, and in the event of any conflict, the text of this document, rather than such titles or headings, will control.
     10.6 Governing Law. This Program will be governed by and construed in accordance with the laws of the state of Texas, except as superseded by applicable federal law.

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